Blackboard Inc. Announces 2006 and 2007 Financial Guidance

Washington, DC – March 13, 2006 – Blackboard Inc. (NASDAQ: BBBB) announced today revised financial guidance for the full year 2006 following the completion of the company’s merger with WebCT, Inc. Additionally, Blackboard also provided initial guidance for the full year 2007.

Blackboard’s operating results will incorporate the results of operations for WebCT from March 1, 2006 and will be subject to a preliminary allocation of purchase price and other purchase accounting adjustments to the February 28, 2006 opening balance sheet.

Outlook for the First Quarter and Full Year 2006

The Company’s guidance for the first quarter of 2006 is as follows:

•	GAAP revenue of $36.4 to $37.4 million;

•	Stock-based compensation expense of approximately $2.2 million;

•	GAAP net loss of approximately ($700,000) to GAAP net loss of ($200,000), resulting in GAAP net loss per diluted share of approximately ($0.02) to ($0.01) per share, which is based on an estimated 29.7 million diluted shares and an effective tax rate of 33.0 percent; and

•	Cash net income of approximately $1.8 to $2.2 million, which excludes amortization of intangibles, stock-based compensation expense, and the associated tax impact, resulting in cash net income per diluted share of approximately $0.06 to $0.08 per share based on an estimated 29.7 million diluted shares and an effective tax rate of 39.5 percent.

The Company’s guidance for the full year of 2006 is as follows:

•	GAAP revenue of approximately $167.0 to $171.0 million;

•	Stock-based compensation expense of approximately $10.6 million;

•	GAAP net loss of approximately ($17.4) to ($15.7) million, resulting in GAAP net loss per diluted share of approximately ($0.58) to ($0.52) per share, which is based on an estimated 30.1 million diluted shares and an effective tax rate of 33.0 percent; and

•	Cash net income of approximately $900,000 to $2.5 million, which excludes amortization of intangibles, stock-based compensation expense, and the associated tax impact, resulting in cash net income per diluted share of approximately $0.03 to $0.08 per share based on an estimated 30.1 million diluted shares and an effective tax rate of 39.5 percent.

Preliminary Guidance for the Full Year of 2007

•	GAAP revenue of approximately $224 to $230 million;

•	Stock-based compensation expense of approximately $15 million;

•	GAAP net income of approximately $10 to $12 million, resulting in GAAP net income per diluted share of approximately $0.31 to $0.38 per share, which is based on an estimated 31.5 million diluted shares; and

•	Cash net income of approximately $32 to $34 million, which excludes amortization of intangibles, stock-based compensation expense, and the associated tax impact, resulting in cash net income per diluted share of approximately $1.01 to $1.09 per share based on an estimated 31.5 million diluted shares.

Non-GAAP Financial Measures

This release includes forecasts of the Company’s cash net income which is a non-GAAP financial measure. Management believes that cash net income, which excludes amortization of intangibles, stock-based compensation expense, and the associated tax impact, provides useful information to investors regarding the Company’s ongoing financial condition and results of operations. In addition, management believes that cash net income is useful to investors because it provides an additional basis for measuring the Company’s financial condition against other periods. Since the Company has historically reported non-GAAP results to the investment community, management also believes the inclusion of non-GAAP measure provides consistency in its financial reporting. However, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition to the information contained in this release, investors should also review information contained in the Company’s Form 10-K dated February 15, 2006, as well as other filings with the Securities and Exchange Commission when assessing the Company’s financial condition and results of operations.

Blackboard 2006 Updated Guidance Conference Call

Blackboard will hold a conference call on today at 6:00 p.m. Eastern (3:00 p.m. Pacific) to discuss its updated financial guidance for 2006. Blackboard management will also be delivering a concurrent slide presentation interested parties can access the conference call live webcast through the Investor Relations section of the Company’s Web site at http://investor.blackboard.com. Please access the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary software.

A replay of the call will be available via telephone from approximately 9:00 p.m. Eastern (6:00 p.m. Pacific) on March 13, 2006 until 11:00 p.m. Eastern (8:00 p.m. Pacific) on March 20, 2006. To listen to the replay, participants in the U.S. and Canada should dial 888-286-8010, and international participants should dial +1 (617) 801-6888. The conference ID for the replay is 13339565.

About Blackboard Inc.
Blackboard Inc. (NASDAQ: BBBB) is a leading provider of enterprise software applications and related services to the education industry. Founded in 1997, Blackboard enables educational innovations everywhere by connecting people and technology. With two product suites, the Blackboard Academic Suite ™ and the Blackboard Commerce Suite ™, Blackboard is used by millions of people at academic institutions around the globe, including colleges, universities, K-12 schools and other education providers, as well as textbook publishers and student-focused merchants that serve education providers and their students. Blackboard is headquartered in Washington, D.C., with offices in North America, Europe and Asia.

Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including Blackboard’s ability to integrate the business, operations and personnel of WebCT, Blackboard’s ability to retain existing customers and gain new customers following its merger with WebCT, and the factors discussed in the “Risk Factors” section of our most recent 10-K filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of March 13, 2006. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to March 13, 2006.

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